EXHIBIT 16.1

[DELOITTE & TOUCHE LLP LETTERHEAD]

April 14, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4(a) of Ameristar Casinos, Inc.’s Form 8-K dated April 11, 2005, and we agree with the statements made therein except for the second sentence of Item 4(a)(i), to which we have no basis on which to agree or disagree.

Yours truly,

/s/ DELOITTE & TOUCHE LLP